Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Announces Fourth-Quarter and Full-Year 2023 Results

Fourth-Quarter Financial Highlights
•Net sales of $1,009 million; year-over-year decrease of 32.9%
•Net income of $17 million and net income per diluted share of $0.31, year-over-year decrease of 90.9% and decrease of 91.3%, respectively
•Non-GAAP diluted EPS decreased 64.0% year-over-year to $1.71
•Adjusted EBITDA decreased 54.1% year-over-year to $155 million
•Expanded cost reduction plans now expected to drive $120 million annualized net expense savings, an increase from $100 million

Lincolnshire, Ill., February 15, 2024 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced results for the fourth quarter and full year ended December 31, 2023.

“As expected, our fourth quarter results continued to be impacted by broad-based softness across our end markets and distributor destocking. We realized sequential improvement in sales, profitability and free cash flow through demand improvement, restructuring actions and inventory management initiatives,” said Bill Burns, Chief Executive Officer of Zebra Technologies. “Entering 2024, distributor inventories are aligned with the current demand environment. Although we are seeing some improvement in order activity, we are not yet seeing signs of a broad market recovery. We continue to be well positioned to address our customers’ biggest challenges and return to growth in 2024."

$ in millions, except per share amounts	4Q23	4Q22	Change	FY23	FY22	Change
Select reported measures:
Net sales	$1,009	$1,503	(32.9%)	$4,584	$5,781	(20.7%)
Gross profit	448	685	(34.6%)	2,123	2,624	(19.1%)
Gross margin	44.4%	45.6%	(120) bps	46.3%	45.4%	90 bps
Net income	17	186	(90.9%)	296	463	(36.1%)
Net income margin	1.7%	12.4%	(1070) bps	6.5%	8.0%	(150) bps
Net income per diluted share	$0.31	$3.57	(91.3%)	$5.72	$8.80	(35.0%)

Select Non-GAAP measures:
Adjusted net sales	$1,009	$1,503	(32.9%)	$4,584	$5,781	(20.7%)
Organic net sales decline			(33.1%)			(19.8%)
Adjusted gross profit	450	686	(34.4%)	2,129	2,630	(19.0%)
Adjusted gross margin	44.6%	45.6%	(100) bps	46.4%	45.5%	90 bps
Adjusted EBITDA	155	338	(54.1%)	824	1,235	(33.3%)
Adjusted EBITDA margin	15.4%	22.5%	(710) bps	18.0%	21.4%	(340) bps
Non-GAAP net income	$89	$246	(63.8%)	$508	$918	(44.7%)
Non-GAAP earnings per diluted share	$1.71	$4.75	(64.0%)	$9.82	$17.47	(43.8%)
Net sales were $1,009 million in the fourth quarter of 2023 compared to $1,503 million in the prior year. Net sales in the Enterprise Visibility & Mobility ("EVM") segment were $663 million in the fourth quarter of 2023 compared to $986 million in the prior year. Asset Intelligence & Tracking ("AIT") segment net sales were $346 million in the fourth quarter of 2023 compared to $517 million in the prior year. Consolidated organic net sales for the fourth quarter decreased 33.1%. Fourth-quarter year-over-year organic net sales decreased by 32.7% in the EVM segment and decreased by 33.6% in the AIT segment.

Fourth-quarter 2023 gross profit was $448 million compared to $685 million in the prior year. Gross margin decreased to 44.4% for the fourth quarter of 2023 compared to 45.6% in the prior year. The decrease was primarily due to volume deleveraging and a $10 million charge associated with the renegotiation of an electronic component supplier agreement; partially offset by lower premium supply chain costs and improved services and software gross margins. Adjusted gross margin was 44.6% in the fourth quarter of 2023, compared to 45.6% in the prior year.

Operating expenses decreased in the fourth quarter of 2023 to $374 million from $425 million in the prior year. Operating expenses decreased primarily due to cost reductions and lower employee incentive compensation associated with financial performance, partially offset by increased exit and restructuring costs. Adjusted operating expenses decreased in the fourth quarter of 2023 to $312 million from $364 million in the prior year.

Net income for the fourth quarter of 2023 was $17 million, or $0.31 per diluted share, compared to net income of $186 million, or $3.57 per diluted share, in the prior year. Non-GAAP net income for the fourth quarter of 2023 decreased to $89 million, or $1.71 per diluted share, compared to $246 million, or $4.75 per diluted share, in the prior year.

Adjusted EBITDA for the fourth quarter of 2023 decreased to $155 million, or 15.4% of adjusted net sales, compared to $338 million, or 22.5% of adjusted net sales, in the prior year due to lower gross profit and higher operating expense as a percentage of revenue.

Balance Sheet and Cash Flow
As of December 31, 2023, the company had cash and cash equivalents of $137 million and total debt of $2,226 million.

For the full year 2023, net cash used in operating activities was $4 million and the Company made capital expenditures of $87 million, resulting in negative free cash flow of $91 million. The Company made share repurchases under its existing authorization of $52 million and had net debt proceeds of $195 million.

Cost Initiatives
As previously announced, the Company is executing on the 2022 Productivity Plan and the Voluntary Retirement Plan to generate cost efficiencies. Together, these Exit and Restructuring plans are expected to generate approximately $120 million of net annualized cost savings, an increase from $100 million, and were mostly complete entering 2024. In 2023, we realized approximately $50 million of operating expense savings (majority in the second half of 2023) and expect to realize approximately $60 million of incremental savings in 2024, with remaining savings realized into 2025.

The total charges associated with the Exit and Restructuring plans are now expected to be approximately $130 million, an increase from $105 million. We have incurred total charges of $110 million through year-end 2023, with the remaining charges expected to be substantially complete by mid-2024.

Outlook
First Quarter 2024
The company expects net sales to decline between 17% and 20% compared to the first quarter of 2023. This expectation includes an approximately 50 basis point favorable impact from foreign currency translation.

Adjusted EBITDA margin for the first quarter of 2024 is expected to be approximately 18%. Non-GAAP diluted earnings per share are expected to be in the range of $2.30 to $2.60. This assumes an adjusted effective tax rate of approximately 16%.

Full Year 2024
The Company expects net sales to be in the range of a 1% decline and 3% growth compared to 2023. This expectation assumes a negligible impact from foreign currency translation.

Adjusted EBITDA margin is expected to be approximately 19%.

Free cash flow is expected to be at least $550 million inclusive of the final $45 million payment from the previously announced settlement.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of the most directly comparable forward-looking GAAP financial measure as discussed under the "Forward-Looking Statements" caption below. This would include items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the company’s financial results. The conference call will be held today at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the company’s website at investors.zebra.com.

About Zebra
Zebra (NASDAQ: ZBRA) helps organizations monitor, anticipate, and accelerate workflows by empowering their frontline and ensuring that everyone and everything is visible, connected and fully optimized. Our award-winning portfolio spans software to innovations in robotics, machine vision, automation and digital decisioning, all backed by a +50-year legacy in scanning, track-and-trace and mobile computing solutions. With an ecosystem of 10,000 partners across more than 100 countries, Zebra's customers include over 80% of the Fortune 500. Newsweek recently recognized Zebra as one of America's Most Loved Workplaces and Greatest Workplaces for Diversity, and we are on Fast Company's list of the Best Workplaces for Innovators. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s offerings and competitors' offerings, and the potential effects of emerging technologies and changes in customer requirements. The effect of global market conditions, and the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, natural disasters, man-made disasters, public health issues (including pandemics), and cybersecurity incidents may have negative effects on Zebra's business and results of operations. Zebra's ability to purchase sufficient materials, parts, and components, and ability to provide services, software and products to meet customer demand could negatively impact Zebra's results of operations and customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions may also have an adverse impact on results. Foreign exchange rates, customs duties and trade policies may have an adverse effect on financial results because of the large percentage of Zebra's international sales. The impacts of changes in foreign and domestic governmental policies, regulations, or laws, as well as the outcome of litigation or tax matters in which Zebra may be involved are other factors that could adversely affect Zebra's business and results of operations. The success of integrating acquisitions could also adversely affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of Zebra's financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of certain risks, uncertainties and other factors that could adversely affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “adjusted gross margin,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA margin,” “Adjusted EBITDA % of adjusted net sales,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “Non-GAAP diluted earnings per share,” “free cash flow,” “organic net sales,” “organic net sales decline,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. In addition, the company excludes the impact of its foreign currency hedging program in the prior year periods. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors	Media
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Senior Director, External Communications
Phone: + 1 847 518 6432	Phone: + 1 847 370 2317
InvestorRelations@zebra.com	therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$137	$105
Accounts receivable, net of allowances for doubtful accounts of $1 million each as of December 31, 2023 and 2022	521	768
Inventories, net	804	860
Income tax receivable	63	26
Prepaid expenses and other current assets	147	124
Total Current assets	1,672	1,883
Property, plant and equipment, net	309	278
Right-of-use lease assets	169	156
Goodwill	3,895	3,899
Other intangibles, net	527	630
Deferred income taxes	438	407
Other long-term assets	296	276
Total Assets	$7,306	$7,529
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$173	$214
Accounts payable	456	811
Accrued liabilities	504	744
Deferred revenue	458	425
Income taxes payable	7	138
Total Current liabilities	1,598	2,332
Long-term debt	2,047	1,809
Long-term lease liabilities	152	139
Deferred income taxes	67	75
Long-term deferred revenue	312	333
Other long-term liabilities	94	108
Total Liabilities	4,270	4,796
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	615	561
Treasury stock at cost, 20,772,995 and 20,700,357 shares as of December 31, 2023 and 2022, respectively	(1,858)	(1,799)
Retained earnings	4,332	4,036
Accumulated other comprehensive loss	(54)	(66)
Total Stockholders’ Equity	3,036	2,733
Total Liabilities and Stockholders’ Equity	$7,306	$7,529

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net sales:
Tangible products	$780	$1,285	$3,665	$4,915
Services and software	229	218	919	866
Total Net sales	1,009	1,503	4,584	5,781
Cost of sales:
Tangible products	453	701	2,012	2,699
Services and software	108	117	449	458
Total Cost of sales	561	818	2,461	3,157
Gross profit	448	685	2,123	2,624
Operating expenses:
Selling and marketing	136	155	581	607
Research and development	116	142	519	570
General and administrative	78	87	334	375
Settlement and related costs	—	—	—	372
Amortization of intangible assets	26	29	104	136
Acquisition and integration costs	2	2	6	21
Exit and restructuring costs	16	10	98	14
Total Operating expenses	374	425	1,642	2,095
Operating income	74	260	481	529
Other (loss) income, net:
Foreign exchange loss	(4)	(8)	(2)	(3)
Interest (expense) income, net	(64)	(25)	(133)	23
Other expense, net	(4)	(2)	(12)	(5)
Total Other (expense) income, net	(72)	(35)	(147)	15
Income before income tax	2	225	334	544
Income tax (benefit) expense	(15)	39	38	81
Net income	$17	$186	$296	$463
Basic earnings per share	$0.32	$3.59	$5.75	$8.86
Diluted earnings per share	$0.31	$3.57	$5.72	$8.80

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income	$296	$463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176	204
Share-based compensation	55	88
Deferred income taxes	(36)	(210)
Unrealized loss (gain) on forward interest rate swaps	17	(89)
Other, net	3	5
Changes in operating assets and liabilities:
Accounts receivable, net	249	(5)
Inventories, net	50	(341)
Other assets	(25)	(48)
Accounts payable	(365)	92
Accrued liabilities	(97)	(51)
Deferred revenue	12	60
Income taxes	(168)	108
Settlement liability	(180)	225
Other operating activities	9	(13)
Net cash (used in) provided by operating activities	(4)	488
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(881)
Purchases of property, plant and equipment	(87)	(75)
Purchases of short-term investments	(4)	—
Purchases of long-term investments	(1)	(12)
Net cash used in investing activities	(92)	(968)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	440	1,284
Payments of long term-debt	(245)	(247)
Payment of debt issuance costs, extinguishment costs and discounts	—	(8)
Payments for repurchases of common stock	(52)	(751)
Net payments related to share-based compensation plans	(8)	(14)
Change in unremitted cash collections from servicing factored receivables	(18)	(11)
Net cash provided by financing activities	117	253
Effect of exchange rate changes on cash and cash equivalents, including restricted cash	—	—
Net increase (decrease) in cash and cash equivalents, including restricted cash	21	(227)
Cash and cash equivalents, including restricted cash, at beginning of period	117	344
Cash and cash equivalents, including restricted cash, at end of period	$138	$117
Less restricted cash, included in Prepaid expenses and other current assets	(1)	(12)
Cash and cash equivalents at end of period	$137	$105
Supplemental disclosures of cash flow information:
Income taxes paid	$252	$168
Interest paid	$111	$58

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES DECLINE
(Unaudited)

	Three Months Ended
	December 31, 2023
	AIT	EVM	Consolidated
Consolidated Reported GAAP Net sales decline	(33.1)%	(32.8)%	(32.9)%
Adjustments:
Impact of foreign currency translations (1)	(0.5)%	0.1%	(0.2)%
Consolidated Organic Net sales decline	(33.6)%	(32.7)%	(33.1)%

	Twelve Months Ended
	December 31, 2023
	AIT	EVM	Consolidated
Consolidated Reported GAAP Net sales decline	(10.1)%	(25.6)%	(20.7)%
Adjustments:
Impact of foreign currency translations (1)	1.3%	1.5%	1.4%
Impact of acquisitions (2)	—	(0.8)%	(0.5)%
Consolidated Organic Net sales decline	(8.8)%	(24.9)%	(19.8)%

(1)Operating results reported in U.S. Dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. Dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, inclusive of the Company’s foreign currency hedging program.

(2)For purposes of computing Organic Net sales decline, amounts directly attributable to business acquisitions are excluded for twelve months following their respective acquisitions.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(In millions)
(Unaudited)

	Three Months Ended
	December 31, 2023			December 31, 2022
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$346	$663	$1,009	$517	$986	$1,503
Reported Gross profit	159	289	448	238	447	685
Gross Margin	46.0%	43.6%	44.4%	46.0%	45.3%	45.6%

Non-GAAP
Adjusted Net sales	$346	$663	$1,009	$517	$986	$1,503
Adjusted Gross profit (1)	160	290	450	239	447	686
Adjusted Gross Margin	46.2%	43.7%	44.6%	46.2%	45.3%	45.6%

	Twelve Months Ended
	December 31, 2023			December 31, 2022
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$1,651	$2,933	$4,584	$1,837	$3,944	$5,781
Reported Gross profit	787	1,336	2,123	795	1,829	2,624
Gross Margin	47.7%	45.6%	46.3%	43.3%	46.4%	45.4%

Non-GAAP
Adjusted Net sales	$1,651	$2,933	$4,584	$1,837	$3,944	$5,781
Adjusted Gross profit (1)	789	1,340	2,129	797	1,833	2,630
Adjusted Gross Margin	47.8%	45.7%	46.4%	43.4%	46.5%	45.5%

(1)Adjusted Gross profit excludes share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
GAAP Net income	$17	$186	$296	$463
Adjustments to Cost of sales(1)
Share-based compensation	2	1	6	6
Total adjustments to Cost of sales	2	1	6	6
Adjustments to Operating expenses(1)
Amortization of intangible assets	26	29	104	136
Acquisition and integration costs	2	2	6	21
Settlement and related costs	—	—	—	372
Share-based compensation	18	20	60	90
Exit and restructuring costs	16	10	98	14
Total adjustments to Operating expenses	62	61	268	633
Adjustments to Other income (expense), net(1)
Amortization of debt issuance costs and discounts	1	—	3	4
Investment loss	—	—	1	—
Foreign exchange loss	4	8	2	3
Forward interest rate swap loss (gain)	25	1	(9)	(83)
Total adjustments to Other income (expense), net	30	9	(3)	(76)
Income tax effect of adjustments(2)
Reported income tax expense	(15)	39	38	81
Adjusted income tax	(7)	(50)	(97)	(189)
Total adjustments to income tax	(22)	(11)	(59)	(108)
Total adjustments	72	60	212	455
Non-GAAP Net income	$89	$246	$508	$918

GAAP earnings per share
Basic	$0.32	$3.59	$5.75	$8.86
Diluted	$0.31	$3.57	$5.72	$8.80
Non-GAAP earnings per share
Basic	$1.72	$4.78	$9.88	$17.59
Diluted	$1.71	$4.75	$9.82	$17.47

Basic weighted average shares outstanding	51,366,299	51,645,205	51,378,051	52,207,903
Diluted weighted average and equivalent shares outstanding	51,687,374	51,942,060	51,710,962	52,558,712
(1)Presented on a pre-tax basis.
(2)Represents adjustments to GAAP income tax expense commensurate with pre-tax non-GAAP adjustments (including the resulting impacts to U.S. BEAT/GILTI provisions), as well as adjustments to exclude the impacts of certain discrete income tax items and incorporate the anticipated annualized effects of current year tax planning.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION TO EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
GAAP Net income	$17	$186	$296	$463
Add back:
Depreciation (excluding exit and restructuring costs)	17	16	69	67
Amortization of intangible assets	26	29	104	136
Total Other expense (income), net	72	35	147	(15)
Income tax (benefit) expense	(15)	39	38	81
EBITDA (Non-GAAP)	117	305	654	732

Adjustments to Cost of sales
Share-based compensation	2	1	6	6
Total adjustments to Cost of sales	2	1	6	6
Adjustments to Operating expenses
Acquisition and integration costs	2	2	6	21
Settlement and related costs	—	—	—	372
Share-based compensation	18	20	60	90
Exit and restructuring costs	16	10	98	14
Total adjustments to Operating expenses	36	32	164	497
Total adjustments to EBITDA	38	33	170	503
Adjusted EBITDA (Non-GAAP)	$155	$338	$824	$1,235

Adjusted EBITDA % of Adjusted Net Sales (Non-GAAP)	15.4%	22.5%	18.0%	21.4%

FREE CASH FLOW

	Twelve Months Ended
	December 31, 2023	December 31, 2022
Net cash (used in) provided by operating activities	$(4)	$488
Less: Purchases of property, plant and equipment	(87)	(75)
Free cash flow (Non-GAAP)(1)	$(91)	$413
(1)Free cash flow, a non-GAAP measure, is defined as Net cash (used in) provided by operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.